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                                                                      EXHIBIT 99

FIRST BANCORP AND FIRST SAVINGS BANCORP AGREE TO MERGE
TROY, N.C., Dec. 16

         First Bancorp (Nasdaq: FBNC - news), the parent company of First Bank, a commercial bank with 34 branches and assets of approximately $535 million, and First Savings Bancorp, Inc. (Nasdaq: SOPN - news), the parent company of First Savings Bank of Moore County, a savings bank headquartered in Southern Pines, NC with six branches and assets of $325 million, jointly announce today the signing of a definitive merger agreement. The terms of the transaction provide for First Bancorp to exchange 1.2468 shares of its common stock for each share of First Savings Bancorp's stock. This transaction is expected to qualify as a tax-free exchange.

         The combined entity will have the number one market share in Moore County and will be tenth in the state in terms of deposit size. Moore County is one of the state's fastest growing and most attractive markets in the state. Southern Pines and Pinehurst, site of the 1999 US Open Golf Championship, are two of its prominent towns, and the county is also known for its excellent health care system.

         Jimmie Garner, President and CEO of First Bancorp, states, "We are delighted to be joining forces with such a fine company. In leveraging First Savings' mortgage loan expertise with our commercial banking experience, the combined entity will be a formidable financial institution that will have a great presence in the Sandhills area of North Carolina, one of the best regions in the state. I am also excited to have the opportunity to work with Bill Samuels, Chairman of First Savings Bancorp, and John Burns, President. Their years of experience and commitment to quality service set them apart in this competitive industry." Mr. Garner noted that Mr. Samuels will be joining First Bancorp as Vice-Chairman of the Board of Directors, while Mr. Burns will join five other First Savings Bancorp directors on the First Bancorp Board of Directors, as well as assume an Executive Vice President position with the company as the Moore County Regional Executive.

         Bill Samuels and John Burns spoke on behalf of First Savings Bancorp:
"We are extremely pleased to be joining an institution like First Bancorp that shares our beliefs in providing the very best in customer service. With the additional products that we will be able to offer our existing customers, and the expertise that we can leverage throughout the First Bank network, the future is bright for our combined company."

         Jimmie Garner added, "This merger combines two institutions with long-standing traditions. First Bank's origins date back to 1935 and First Savings Bank of Moore County was chartered in 1922. We will ensure that everything we do going forward is consistent with our historical frameworks, the most fundamental of which is to provide community banking services in a warm and friendly manner."

         Jimmie Garner also noted, "Upon the closing of the merger, the anticipated dividend rate of the combined entity would be a blend of the rates currently paid by First Bancorp and First Savings Bancorp, and is currently expected to be an annualized rate of 76 cents per share. This represents a 68% increase from the current level of 45.3 cents paid by First Bancorp."



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         Bill Samuels stated, "With the high growth rates First Bancorp has experienced in the past several years, we are excited about the potential for future growth that the capital First Savings Bancorp is contributing makes possible," he said. "At the same time, the projected dividend yield to shareholders will still be among the highest in the state among banks," Mr. Samuels added. The transaction is expected to be consummated in the second quarter of 2000 and will result in a company with over $860 million in assets in a 14 county region primarily across the central piedmont region of North Carolina. The transaction is expected to qualify for pooling-of-interest accounting and is subject to regulatory and shareholder approvals.

         This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for First Bancorp and First Savings Bancorp, Inc. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the estimates involve significant risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of First Bancorp and First Savings Bancorp, Inc. being greater than anticipated; (5) general economic conditions being less favorable than anticipated; (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (7) the timing of the completion of the transactions.

                    First Bancorp - First Savings Bancorp

                            Information Sheet

    Type of Transaction - Stock-for-stock tax-free pooling-of-interests

    Expected Closing Date - Second quarter of 2000

    Exchange Ratio - 1.2468 shares of First Bancorp stock for each share of
                     First Savings Bancorp stock Expected Dividend Rate - $0.76 per share per year

    Asset Size - First Bancorp - $535 million as of September 30, 1999
                 First Savings Bancorp - $324 million as of September 30, 1999

    Net income - First Bancorp - $6.3 million for the 12 months ended
                 September 30, 1999
                 First Savings Bancorp - $5.2 million for the 12 months ended September 30, 1999

    Branches -   First Bancorp - 34

                 Troy (3)        Albemarle (2)     Candor         Lillington
                 Robbins         Southern Pines    Angier         Denton
                 Locust          Rockingham        Pinehurst (2)  Archdale
                 High Point      Maxton            Sanford (2)    Aberdeen
                 Asheboro (2)    Kannapolis        Pinebluff      Seagrove
                 Seven Lakes     Bennett           Laurel Hill    Polkton
                 Vass            Biscoe            Laurinburg     Richfield


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                 First Savings Bancorp - 6

                 Southern Pines (3)
                 Pinehurst
                 Carthage
                 Seven Lakes

Between the two companies, three branch consolidations are projected in connection with the merger.

    Combined
    Organization - First Bancorp, headquarters - Troy, NC

                   7 directors of First Savings Bancorp to join the existing 11 directors of First Bancorp

                   Jack D. Briggs - Chairman of the Board Directors
                   William E. Samuels - Vice-Chairman of the Board of Directors James H. Garner - President and CEO
                   John F. Burns - Executive VP, Regional Executive - Moore
                    County



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